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                                REDACTED VERSION

                       [CONFIDENTIAL TREATMENT HAS BEEN
                          REQUESTED FOR PORTIONS OF
                                THIS EXHIBIT]

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                         PURCHASE AND LICENSE AGREEMENT

This agreement is made by and between Molecular Innovations, Inc. ("MI"), a Delaware Corporation organized and existing in the State of Colorado, and Lifecodes, Inc. ("Lifecodes") a Delaware Corporation organized and existing in the State of Connecticut.

WHEREAS, M1 is the owner of patent applications and know how relating to XtraBind and XtraEasy technology, and is desirous of licensing rights to Lifecodes for marketing XtraBind and XtraEasy; and

WHEREAS, Lifecodes is interested in acquiring MI's XtraBind and XtraEasy for exclusive marketing in the forensic, HLA and paternity testing fields of use;

NOW THEREFORE, both parties agree as follows:

1.   DEFINITIONS

     A. Gross Sales shall mean gross revenue from sales of XtraBind and XtraEasy by Lifecodes or a Lifecodes affiliate, less customer allowances and returned goods.

     B. Lifecodes Affiliate shall mean any organization in which Lifecodes owns or controls, directly or indirectly, at least fifty percent (50%) of its voting stock or similarly owns or controls Lifecodes.

     C. M1 Affiliate shall mean any organization in which MI owns or controls directly or indirectly, at least fifty percent (50%) of its voting stock or which similarly owns or controls M1,

     D. Licensed Patents shall mean those patents and patent applications relating to the MI XtraBind and XtraEasy technology.

     E. XtraBind shall mean Molecular Innovation's patent pending nucleic acid binding material.

     F. XtraEasy shall mean a 96 well format containing pre-dispensed XtraBind in an amount that provides up to 10 amplification reactions for each sample.

2.   LICENSE

     A. MI hereby grants to Lifecodes an exclusive worldwide license to make (under MI authorization only), as provided below, use and sell products incorporating XtraBind and XtraEasy technology in the following fields of use: Forensics, HLA Paternity products incorporating (the "Licensed Fields"); providing that in connection with its existing and any renewed Navy, DKMS, NMDP or Department of Defense contract, Lifecodes may use samples on which it has conducted tests within one or more Licensed Fields to conduct diagnostic testing,


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          in other fields. Otherwise, Lifecodes shall have no rights under this
          License with respect to fields outside the Licensed Fields.

     B. Lifecodes shall have no right to manufacture products except as specifically authorized below, or to sublicense, assign or otherwise transfer its rights under this license except to a subsidiary of Lifecodes or to a successor in interest to substantially all of the assets of Lifecodes, whether by purchase, merger or operation of law. These rights require prior written approval of MI.

     C. If MI is unable to supply the needs of Lifecodes for products using the XtraBind or XtraEasy technology, under this License, for a continuous period of at least 60 days, then Lifecodes may manufacture products for the use and sale within the scope of this License; provided, that Lifecodes shall pay MI a royalty on such products equal to a percentage (as agreed to by the parties or determined by arbitration to be a reasonable royalty) of the Gross Sales of such products. Royalties shall be paid quarterly based on Gross Sales invoiced during the quarter.

3.   COMPENSATION

     A. Lifecodes shall pay MI a [____________] license fee in two initial installments:

          (1)  [_____________] upon the signing of the license agreement

          (2) [_____________] upon the receipt of an acceptable protocol for utilizing samples collected in the common preservatives, EDTA, Citrate or Heparin, and from buccal swabs.

     B. Costs of validation of the XtraBind and XtraEasy for licensed applications will be assumed by Lifecodes according to a mutually agreed upon protocol. (As described in Attachment I)

     C. The license obligation shall continue until the later of (1) Five years after the first commercial sale of XtraBind and XtraEasy, or (2) The expiration of all Licensed Patents, including any extension thereof

     D. Lifecodes shall remit to MI payment in full for all products delivered within 30 days.

     E. MI shall have the right to have an independent auditor, mutually agreed upon by MI and Lifecodes, to review Lifecodes books and records once each calendar year for the purpose of verifying markets and field of use allowed under the license exclusivity, and (as applicable) royalty payments.

4.   GENERAL PROVISIONS

     A.   This agreement is not assignable by Lifecodes except to a Lifecodes


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          affiliate.

     B. All Product will include end user package labeling indicating Molecular Innovations, Inc. as the original product manufacturer and patent owner.

     C. Lifecodes will promptly notify MI of any actual or expected infringement of Licensed Patents. MI makes no warrantees concerning infringement.

     D. All information exchanged under the terms of this agreement shall be considered confidential by the receiving party for a period of ten
          (10) years from the date of receipt of such information and shall be subject to any existing confidentiality agreement. Absent any other more restrictive agreement, the information considered confidential under this agreement is that information which:

          (1). is clearly marked as "confidential" or if verbal, is verified in writing and marked "confidential", with a clear reference made to the verbal information;

          (2). is not already known by the receiving party from its own research or from a third party who has the right to disclose the information to the receiving party;

          (3). is not or does not become the subject of a patent issued by a third party;

          (4). is not or does not become open to the public by means including disclosure in patents or publications, or public use or sale, except by breach of the Agreement; or

          (5). is not required to be disclosed to government agencies or to third parties under an appropriate confidentiality agreement anywhere in the world for legitimate commercial or legal purposes relating to, inter alia, registration, marketing and patent application filing in such countries as permitted under this agreement.

     E. Any provision herein to the contrary notwithstanding neither party hereto shall be liable to the other for any loss, injury, delay or damages or casualty suffered or incurred by any such party to strikes, riots, storms, fires, acts of God action by any local, state or federal government body or agency or any other cause which is beyond the reasonable control of the party, the performance of whose obligations is effected by such cause.

5.   TERMINATION

     A. This agreement may be terminated at any time by mutual consent of the parties.

     B. If either party is in breach or default of any of the provisions of the

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          Agreement and does not rectify the breach or default within two (2)
          months after receipt of the written notice from the other party requesting rectification of the breach or default, the other party may terminate this agreement by written notice to the party in breach or default.

     C. Any termination of this agreement, by written notice of one party to the other for any reason whatsoever, shall operate as termination of the licenses granted hereunder.

     D. Except for breaches of confidentiality, the parties will be required to exhaust internal negotiations to resolve all disputes before pursuing third party arbitration.

IN WITNESS WHEREOF, the parties through their authorized officers have executed this Agreement as of the date shown below.


MOLECULAR INNOVATIONS, INC.                LIFECODES, INC.


By  ______________________________         By _______________________________

Title ____________________________         Title ____________________________

Date _____________________________         Date _____________________________


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                                  Attachment I

Molecular Innovations, Inc. offers an exclusive license to Lifecodes for a limited number of fields of use. In exchange for this license, Molecular Innovations offers the following fee and payment schedule, and Lifecodes agrees to disclose to MI and permit MI to use all improvements and developments to the MI technology. This agreement includes a two part initial license fee, financial support for a field of use validation plan and a minimum order and delivery commitment for the first three years of license.

Fields of use: To include all applications XtraBind and XtraEasy in the fields of human forensic, HLA paternity testing and related diagnostic testing as authorized by MI on the same sample.

Territory : Worldwide

Compensation:

          License Fee: [_____________] provided in two equal installments.

               1. [________________] upon signing the License Agreement

               2. [________________] upon the receipt of an acceptable protocol for utilizing samples collected in the common preservatives, EDTA, Citrate or Heparin, and from buccal swabs. A protocol will be considered acceptable if it meets the following criteria:

               Validation/Optimization:

               1 Optimization of XtraEasy with Lifecodes primer sets. Molecular Innovations will optimize each primer set for the XtraEasy amplification system. Lifecodes will provide all necessary reagents with the exception of XtraEasy reagents. Ml will perform the optimization of each primer set requested by Lifecodes for a [_________] fee for each primer set/specimen type.

                    The isolated DNA can be amplified by MI for Lifecodes' HLA AMP-FLP and STR kits using quantities for genomic DNA and by generating amplified product(s) in similar quantities those obtained with commercial isolation DNA kits such as Lifecodes' E-Z Prep.

               2. Typing results for each primer set will be confirmed using XtraEasy amplified DNA compared to IAD's standard extraction protocol. MI will use eight (8) specimens in triplicate for each primer set/specimen. A protocol will be written, and Lifecodes will confirm this in their lab using the same eight (8) specimens typed with their standard protocol as well as using XtraEasy plates and reagents supplied to Lifecodes. Total fee will be billed to Lifecodes at IAD's at standard pricing.

               3. 192 NMDP specimens selected to represent all allelic combination will be typed at Lifecodes using XtraEasy and the standard MI protocol. The results will be provided to MI.


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               4.   30 buccal and blood samples will be validated at Lifecodes for XtraEasy paternity testing according to the AABB standard protocol. ( 10 Cases including; mother, father and child). The results will be provided to MI.

Initial Purchase Agreement and Stocking Order

               1. The initial purchase agreement will have a three year minimum commitment period, with non-binding forecasts updated 90 days in advance of each year's anniversary. A twelve-month rolling purchase forecast will be provided on the first day of each fiscal quarter.

               2. The first year minimum purchase order will total at least 1300 XtraEasy kits and associated reagents representing approximately 250,000 individual tests. The initial stocking order will include 650 XtraEasy kits and reagents.

               3. Pricing: The XtraEasy system will initially be available with two different nucleic acid extraction reagent systems. The extraction system will be agreed upon by Lifecodes prior to the final transfer from pilot to product. The transfer price to Lifecodes for the slurry format will be [________]/ XtraEasy kit.